                        New Vehicle Assembly Agreement
                        ------------------------------

NEW VEHICLE ASSEMBLY AGREEMENT (this "Agreement"), dated as of December 21, 1999, between General Motors Corporation, a corporation organized and existing under the laws of the State of Delaware ("GM"), and AM General Corporation, a corporation organized and existing under the laws of the State of Delaware ("AMG").


                                   RECITALS:

WHEREAS, GM desires to design and develop, in consultation with AMG, a new motor vehicle based upon a platform to be mutually agreed by the parties;

WHEREAS, GM desires to engage AMG to assemble the aforementioned new motor vehicle and AMG desires to perform such assembly on a contract basis;

WHEREAS, the parties find it mutually desirable for AMG to construct and GM to primarily fund a new facility to be utilized by AMG for the assembly of the aforementioned new motor vehicle.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


                                  DEFINITIONS

"AMG Warranty" shall have the meaning set forth in Section 7.1.

"Effective Date" shall mean December 21, 1999.

"New Vehicle" shall have the meaning set forth in Section 1.1.

"New Vehicle Assembly Specifications" shall have the meaning set forth in
Section 2.1.

"New Vehicle Design Specifications" shall have the meaning set forth in Section 1.2.

"New Vehicle Facilities" shall have the meaning set forth in Section 2.4.

"Note" shall have the meaning set forth in Section 3.1.

"Quality Control Standards" shall have the meaning set forth in Section 6.2.

"Report" shall have the meaning set forth in Section 5.8.

"Sub-Contractors" shall have the meaning set forth in Section 2.3.

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                                  SECTION  1

                     Design and Development of New Vehicle

     1.1  Design of New Vehicle.  GM shall design and develop, in consultation
          ---------------------
with AMG, a vehicle to be based on a platform to be mutually agreed upon by the parties (the "New Vehicle").

     1.2  Lead Responsibility.  GM shall have lead responsibility with regard to
          --------------------
the design and development process described above and shall have final sign-off on all New Vehicle specifications, which shall meet all safety and quality standards required by Federal and State regulations (the "New Vehicle Design Specifications").

     1.3  Product Engineering.   GM shall have responsibility for product
          --------------------
engineering related to the New Vehicle, including but not limited to testing, certification and compliance with applicable governmental regulations and shall be considered the Original Equipment Manufacturer of the New Vehicle.


                                  SECTION  2

                    ASSEMBLY SPECIFICATIONS AND FACILITIES

     2.1  New Vehicle Assembly Specifications.  AMG shall have responsibility
          ------------------------------------
for the design, manufacturing engineering and development of specifications relating to the assembly of the New Vehicle in accordance with all applicable governmental regulations (the "New Vehicle Assembly Specifications").

     2.2  Consultation with GM.  AMG will regularly consult with GM regarding
          ---------------------
the design and development of the New Vehicle Assembly Specifications and keep GM informed of the progress of such design and development; provided, however,
                                                            -----------------
that the parties acknowledge and agree that the New Vehicle Assembly Specifications are intended to be based on AMG's existing assembly processes to the extent reasonably possible.

     2.3  Use of Sub-Contractors.  AMG may contract with independent design
          -----------------------
and engineering enterprises for services in connection with the design, manufacturing engineering and development of the New Vehicle Assembly Specifications ("Sub-Contractors"). AMG shall be responsible for the conduct and performance of all such Sub-Contractors.

     2.4  Construction of New Vehicle Facilities.  AMG shall be responsible for
          --------------------------------------
the engineering, procurement and construction of the facilities required for the assembly of the New Vehicle in accordance with the New Vehicle Assembly Specifications (together with the initial complement of machinery and equipment contemplated in Section 2.5 below, the "New Vehicle Facilities"). Subject to approval of GM prior to any firm commitment being made by AMG, AMG shall enter into a contract or series of contracts with a qualified project contractor for the design, engineering and construction of the New Vehicle Facilities and shall appoint a project engineer who shall oversee the design, engineering and construction of the New Vehicle Facilities.

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     2.5  New Vehicle Assembly Equipment.  AMG shall be responsible for the
          ------------------------------
acquisition, maintenance, repair and replacement of the initial complement of all machinery and equipment required for the assembly and inspection of New Vehicles. Selection of such machinery and equipment and facility items, funded by the Note, shall be approved by GM prior to any firm commitment being made by AMG for the purchase of such items.


                                  SECTION  3

                         PROJECT FUNDING AND FINANCING

     3.1  Promissory Note.  Funding for the design, engineering, procurement
          ----------------
and construction of the New Vehicle Facilities shall be funded primarily through proceeds of a Promissory Note by and between GM and AMG, in an amount set forth therein and pursuant to the terms and conditions therein (the "Note"). Exhibit A to this agreement contains the major assumptions regarding the New Vehicle, its design and assembly, as well as, the process through which funds will be released to AMG or its designee. Subject to the terms and conditions of the Note and this Agreement (including Exhibit A), GM agrees and commits to make the funding referenced above available to AMG.

     3.2  Promissory Note Changes.  Recognizing that the New Vehicle Design
          ------------------------
Specifications and the New Vehicle Assembly Specifications will be developed and finalized almost concurrently, GM and AMG shall work together in good faith (as further described in Section 4 below) to manage expenditures within the parameters established by the amount of the Note. In the event, however, that the amount of the Note needs to be increased or decreased, the parties agree to work together in good faith to (i) review the cause or basis for any proposed increase or decrease in the amount of the Note; (ii) jointly determine the necessity and appropriateness of any proposed increase or decrease in the amount of the Note; and (iii) jointly determine whether specific proposed increases should be funded through the Note.

     3.3  Payment of the Note.  Unless otherwise agreed, the Note shall be
          -------------------
paid by AMG by means of an offsetting credit to the assembly fee set forth in
Section 5.4 below, in the amount to be determined pursuant to the terms of the Note.

     3.4  Financial Obligations.  Except as otherwise provided in Sections 3.1
          ---------------------
and 3.2 above (including in Exhibit A referenced therein), each party will fund its own costs and expenses related to the performance and completion of their respective responsibilities and obligations under this Agreement.

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                                   SECTION 4

               Facilities Development, Management and Operation

    4.1   Mutual Cooperation.  Each party will provide to the other the full
          ------------------
measure of cooperation reasonably required to fulfill the objectives of this Agreement. Each party shall be responsible to the other to participate in regular reviews of engineering and assembly, and reviews of any other business issues, including distribution, marketing, field performance, customer satisfaction, volume forecasts, and production to schedule performance, as they may arise during the term of this Agreement. Subject to Section 5.2 of the Master Agreement, each party shall freely exchange with the other certain technical and business information pertinent to the New Vehicle, so that the parties can adequately monitor and coordinate such activities as design, development, conformance to applicable laws and regulations, manufacturing status, service readiness, timing, and costs.

    4.2   New Vehicle Program Managers.  AMG and GM will each assign a
          ----------------------------
program manager, who will coordinate their respective efforts and assume the following responsibilities:

          (a) Conduct progress meetings and establish ongoing agenda, outlines and procedures;

          (b) Track the overall content and status of each phase of development of the New Vehicle Facilities and report the progress to their respective management;

          (c)  Track and report the following:

                 (i)   Tool progress;

                 (ii)  Sample approval progress;

                 (iii) Individual part and program timing;

                 (iv)  Prototype building, testing and validation;

                 (v)   Performance to budgets;

                 (vi)  Service readiness program progress; and

          (d) Carry out such other responsibilities as the parties may mutually establish.

    4.3   Systems, Personnel and Timing.  In connection with the performance of
          -----------------------------
their respective obligations under this Agreement, each party shall provide the necessary systems and personnel for the performance of specified tasks in accordance with the timing requirements to be mutually agreed to by the parties. Each party shall be responsible to the other to report any and all events that might affect such tasks or timing. The parties will mutually determine the systems configuration required to implement the terms contemplated in this Agreement, including the amount of funds required for the initial systems hardware and software, and the expenses required to operate the final system configuration. To the maximum extent possible, the systems should be funded from the proceeds of the Note and the operation of

                                      -4-
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the systems should be paid by the party incurring the expense. In the event that the funding of the systems cannot be accomplished within the parameters set forth above, final resolution of such issues relative to the Note and the Assembly Fee shall be governed by Exhibit C.

    4.4   New Vehicle Design and Product Engineering. GM will fund the design
          ------------------------------------------
and product engineering for the New Vehicle and shall own all intellectual property rights related to the New Vehicle and the related product engineering other than as provided in Section 4.5 below.

    4.5   Manufacturing Engineering.  GM and AMG shall mutually agree
          -------------------------
pursuant to Exhibit A herein, what costs and expenses shall be funded through the proceeds of the Note. To the extent not funded by the Note, AMG will fund manufacturing engineering, and AMG shall own all intellectual property rights associated with engineering of the assembly process for the New Vehicles; provided, however, that, in the event of the termination or expiration of this Agreement or the need to increase production beyond AMG's capacity (40,000 units annually plus available overtime capability as mutually determined by the parties), GM is hereby granted the non-exclusive right to use or have used such intellectual property for GM purposes.

    4.6   Component Tooling.  GM shall be responsible, at its sole expense,
          -----------------
for the acquisition of all supplier component tooling necessary for the procurement of parts required for the assembly of the New Vehicle.

    4.7   Assembly Materials.  (a) GM shall procure at its expense all
          ------------------
components and direct materials necessary to assemble New Vehicles ordered by GM consistent with GM's standard bill of materials, an example of which is attached as Exhibit B. ("Assembly Materials"). Such components will be consigned by GM to AMG pursuant to the terms and conditions of the GM Purchase Order, as defined below.

    (b) GM shall replace all Assembly Materials which fail to meet the agreed upon specifications; and GM shall reimburse AMG for all actual costs associated with such defective Assembly Materials that are incurred by AMG, consistent with GM's actual recovery of such costs from the original supplier of such materials.

    (c) AMG shall procure at its expense all necessary consumable indirect materials necessary for the assembly of New Vehicles ordered by GM hereunder (e.g., masking, gloves, sandpaper, etc.) in accordance with GM's applicable quality standards and requirements as mutually agreed by the parties.

    (d) GM shall at its option replace or direct AMG to repair all Assembly Materials produced by GM which fail to meet the agreed upon specifications. GM shall reimburse AMG for all actual costs associated with such Assembly Materials that are reasonably incurred by AMG, including the costs associated with making repairs when so directed by GM.

    (e) GM shall utilize its reasonable best efforts to ensure that all Assembly Materials required for the assembly of the New Vehicle will be available in quantities consistent with orders placed for the New Vehicle and AMG's assembly capacity, including components and direct materials that are shared with other GM platforms.

    (f) Costs associated with the completion of assembly of New Vehicles which arise from a shortage of components shall be borne by AMG; provided, however,
                                                           ------------------
that in the event of an extraordinary shortage of components, the parties shall promptly meet to discuss the situation and in good faith jointly develop and implement an equitable methodology for addressing such shortage.

    4.8   GM Trademarks. AMG shall include on the New Vehicles such trademarks
          --------------
owned by GM or its affiliates as may be specified by GM. Such arrangement shall not be deemed to be a trademark license or an authorization for AMG to use such trademarks for any other purpose.

    4.9   Assembly Operations. All assembly operations will be conducted at
          -------------------
AMG's facility located at Mishawka, Indiana, if the cost of production, after all State of Indiana and local incentives, is acceptable to the parties; or such other AMG location as may be approved by GM.

    4.10  New Vehicle Specifications.  AMG shall assemble all New Vehicles
          --------------------------
in conformance with the New Vehicle Assembly Specifications and Quality Control Standards (as defined below) to be jointly developed and agreed by the parties.

    4.11  Assembly Standards.  All assembly processes at the New Vehicle
          ------------------
Facilities shall meet all applicable safety and quality standards required by applicable law.

    4.12  Change Orders.  Changes to the New Vehicle Design Specifications
          -------------
that require changes to the New Vehicle Assembly Specifications may be adopted in accordance with the standardized process and procedure for the initiation and approval of changes/modifications as set forth in Exhibit C.


                                   SECTION 5

                       Purchase and Sale of New Vehicles

    5.1   GM Requirements Commitment.  For the term of this Agreement,  AMG
          --------------------------
shall have production rights for the New Vehicle (including derivatives thereof) up to 40,000 New Vehicles (plus available overtime capability as mutually determined by the parties) per year. GM, however, reserves the right to source production of additional New Vehicles, subject to AMG's capacity as
described above, at its sole discretion.   The above provisions notwithstanding,
in the event GM sources production of additional New Vehicles other than to AMG in any calendar year, GM must order a minimum of 40,000 New Vehicles (including derivatives thereof) from AMG in that calendar year.

    5.2   GM Exclusivity at New Vehicle Facilities. During the term of this
          ----------------------------------------
Agreement, the New Vehicle Facilities shall be exclusively used for the assembly of New Vehicles for GM (with the sole exception of the painting of the Current Vehicle) and AMG shall not supply, sell, assign or otherwise transfer any New Vehicles or any materials, data, information or component parts related to the New Vehicle (including any derivatives thereof) to any third party without GM's prior written consent; provided, however, the above limitation on component
                       -----------------
parts shall not apply to the continued production by AMG of the Current Vehicle or related service parts.

    5.3   Assembly Capacity.  For each full calendar year during the term
          -----------------
of this Agreement (excluding the initial start-up and launch period to be mutually agreed upon by the parties), AMG shall develop, maintain and reserve for GM hereunder a minimum assembly capacity (exclusive of overtime ) of 40,000 New Vehicles; provided, however, the 40,000 New Vehicle capacity shall be
              -----------------
distributed evenly throughout the calendar year in accordance with a weekly production schedule capable of attaining this annual production capacity.

    5.4   Assembly Fees. GM shall pay to AMG for each New Vehicle delivered
          -------------
hereunder the assembly fee specified in Exhibit D.

    5.5   Payment Terms and Freight. GM shall pay for New Vehicles delivered and
          -------------------------
accepted by GM (a) between the 1/st/ and 15/th/ day of each month, by the 25/th/ day of such month, (b) after the

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15/th/ day of each month, by the 10/th/ day of the following month and (c), in the event the 10/th/ or the 25/th/ day of any month falls on a weekend or a holiday, on the next Business Day thereafter. All payments of assembly fees and costs to AMG for assembly of the New Vehicles shall be made based on delivery and acceptance F.O.B. New Vehicle Facilities. The parties mutually agree to install or use existing equipment to allow for electronic billing and electronic transfer of funds.

    5.6   GM Purchase Orders.  GM's Standard Purchase Order General Terms and
          ------------------
Conditions, a copy of which is attached hereto as Exhibit E (the "GM Purchase Order"), are hereby incorporated into this Agreement by reference, with the exception of Paragraphs 2, 9, 12, 13, 31, the phrase ",or have Seller provide the goods from other sources in quantities and at times requested by Buyer, and at the price set forth in the contract" at the end of the second sentence of Paragraph 8, the phrase "Seller expressly waives any claim against Buyer that such infringement arose out of compliance with Buyer's specification;" at the end of sub-paragraph (a) of Paragraph 14, and the last sentence of Paragraph 18; thereof which are expressly excluded. Additionally, the parties mutually agree that (i) the reference to 30 day periods in the last sentence of Paragraph 8 are increased to 180 day periods; (ii) the provisions of Paragraph 8 (as modified herein) shall also apply to the construction of the New Vehicle Facilities and the procurement of the initial complement of machinery and equipment as contemplated in Sections 2.4 and 2.5 above; and (iii) the provisions of Paragraph 23 are only applicable to amounts that are then due. Any amendment to or revision of such Terms and Conditions shall also become a part hereof, provided that GM and AMG mutually agree to such amendment or revision in writing separate from the GM Purchase Order itself. In the event of a conflict between the terms and conditions contained in this Agreement, any Exhibit, or the GM Purchase Order, the order of precedence shall be as follows: this Agreement, the Exhibit, and the GM Purchase Order.

    5.7   Volume Estimates and Commitments. GM shall provide to AMG estimates of
          --------------------------------
projected GM requirements of New Vehicles for assembly by AMG under the terms of this Agreement and GM Purchase Orders for New Vehicles to be assembled and delivered by AMG in a form and manner consistent with the processes utilized by GM at its own manufacturing facilities.

    5.8   Performance Bonus. In order to provide AMG a further incentive to
          -----------------
perform its assembly obligations under this Agreement consistent with the highest standards of quality and workmanship, AMG shall be paid a performance bonus for obtaining the goals set forth in Exhibit D to this Agreement.


                                   SECTION 6

                         Quality Control and Delivery

    6.1   AMG Certification.  AMG will be promptly certified to QS-9002 by
          -----------------
an independent third party.

    6.2   Quality Control Standards.   AMG will maintain quality process,
          -------------------------
control and testing standards in the assembly of New Vehicles in accordance with standards to be jointly developed and agreed upon by the parties (the "Quality Control Standards").

    6.3   AMG Inspection and Testing.   AMG will inspect and test each New
          --------------------------
Vehicle in accordance with the inspection and testing standards set forth in the Quality Control Standards.

    6.4   GM Inspection and Testing.  GM may enter AMG's premises upon
          -------------------------
reasonable notice and during reasonable business hours in order to audit, inspect and test AMG's quality control to determine compliance with the Quality Control Standards. GM may at its option and expense station

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inspectors at the New Vehicle Facilities for such purposes, provided, however, that all such activities shall be coordinated through the GM program manager appointed pursuant to this Agreement or his/her designee. AMG will cooperate fully with GM in any such audit, inspection or testing.

    6.5   Delivery Inspection.  GM shall be entitled to inspect each shipment of
          -------------------
New Vehicles at the New Vehicles Facilities within two (2) business days after notice from AMG that such shipment is ready for delivery. The parties will mutually develop and agree upon appropriate procedures for the time, place and manner of such inspections.

    6.6   Acceptance and Rejection.  GM shall accept delivery of each shipment
          ------------------------
of New Vehicles within the inspection period provided in Subsection 6.5, provided, however, that GM may reject any New Vehicles that fail to conform with the New Vehicle Assembly Specifications and Quality Control Standards. Any such rejected New Vehicles by reason of defects in the assembly of such New Vehicles shall be promptly repaired by AMG at AMG's sole cost and expense to the extent necessary to bring the New Vehicles in conformance with the New Vehicle Assembly Specifications and Quality Control Standards. Defects not related to the assembly of the New Vehicles, shall be handled pursuant to Sections 4.7(b) and 4.7(d) above, as applicable. Once repaired or corrected, previously rejected New Vehicles shall then be resubmitted for inspection in accordance with the procedures set forth hereinabove.

    6.7   Shipment. New Vehicles accepted by GM shall be promptly delivered by
          --------
AMG at the New Vehicle Facilities to a carrier specified by GM. Risk of loss or damage of the New Vehicles shall pass from AMG to GM immediately upon such delivery. GM shall arrange and pay for all transportation and insurance relating to the New Vehicles from the point of delivery to the carrier specified by GM.


                                   SECTION 7

                         Warranty, Repair, and Recall

    7.1   AMG Warranty. AMG warrants to GM that each New Vehicle assembled by
          ------------
AMG shall conform to the New Vehicle Assembly Specifications and Quality Control Standards and will be free from defects in indirect materials and workmanship provided by AMG (the "AMG Warranty"). Unless otherwise agreed by the parties in writing, Sections 7.2, 7.4,7.7 and Section 8 below provide GM's exclusive financial remedies for breach of the AMG Warranty.

    THE EXPRESS WARRANTY PROVIDED HEREIN IS IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

    7.2   Responsibility for Repair of Defects (Pre-Sale). Any New Vehicle
          -----------------------------------------------
accepted by GM during the initial inspection that proves to be defective prior to shipment may be repaired by AMG as specified in Section 6.6. In the event a New Vehicle is shipped before such defects are discovered, the defect(s) may be corrected as part of the normal warranty process specified in Section 7.4 prior to delivery to the final customer.

    7.3   Term of AMG Warranty. The AMG Warranty shall extend for a period of
          --------------------
thirty-six (36) months or 36,000 miles, whichever comes first, from the date of retail sale or the date the New Vehicle is placed in service, whichever comes first, provided however, that if GM extends its New Vehicle Limited Warranty applicable to New Vehicles for a longer time or mileage, AMG's warranty hereunder will be extended to match that of GM consistent with the warranty sharing arrangement contemplated in Section 7.4 below.

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    7.4   Warranty to GM Authorized Dealers. GM will warrant the New Vehicles to
          ---------------------------------
GM Authorized Dealers as provided under its GM Authorized Dealer Agreement, New Vehicle Limited Warranty and Emissions Control Systems Warranties. AMG agrees that, GM Authorized Dealers and GM Authorized Service Centers are authorized to perform warranty repairs and services and AMG shall reimburse GM for 20% of the cost of such repairs and services; provided, however, that AMG's liability for a particular Model Year vehicle for such warranty repairs and services shall be limited to an amount equal to $200.00 times the number of New Vehicles assembled by AMG and delivered to GM for that Model Year. The 20% allocation and the $200.00 per New Vehicle limitation, however, shall not apply to quality spills or extraordinary spikes in warranty repairs and services, for which the financial responsibility of each party shall be determined in accordance with the root cause analysis of such incidents. AMG shall reimburse GM for AMG's portion of the cost of warranty repairs and services, as specified above, within 30 days of their approval for payment by GM and their submission to AMG. The above provisions notwithstanding, AMG shall not be responsible for costs associated with policy expense.

    7.5   Review of Warranty Costs. GM shall provide AMG with all existing
          ------------------------
warranty information on the New Vehicles as it becomes available.

    7.6   Warranty to Consumers. GM will administer its warranty to consumers
          ---------------------
through the established GM warranty administration process as modified from time to time in the normal course.

    7.7   Recall and Reimbursement.  The provisions of Section 7.4 above
          ------------------------
notwithstanding, in the event of a recall campaign by GM necessitated by a defect or nonconformity for which AMG is responsible (as established by the New Vehicle Assembly Specifications and quality control standards), in whole or in part, AMG will reimburse GM for the direct costs, expenses, and any penalties for which AMG is responsible which may be incurred, with the understanding that such direct costs, expenses and penalties to be borne by AMG will be proportional to the degree of AMG's responsibility for the defect or nonconformity which caused the recall. Prior to GM performing any recall campaign for which GM expects reimbursement, GM and AMG will exchange information and will consult with each other with respect to the need and advisability thereof; provided, however, that the final decision as to whether or not to have a recall will in every instance rest with GM.

    7.8   Representation before Governmental Agencies.  GM will represent
          -------------------------------------------
the interests of both GM and AMG in connection with any request for any data or information and any allegations or inquiries from the NHTSA, the EPA or any other federal, state or local government concerning suspected or alleged safety defects or noncompliance with any governmental safety standard or regulation or governmental emissions control or fuel economy standard or regulation or other applicable law relating to any New Vehicle. To the extent any such request could reasonably result in significant financial exposure to AMG, GM shall consult with AMG regarding such requests and in good faith fully consider AMG's positions, suggestions and strategies.

    7.9   Governmental Authority Finding. In the event of a finding by any
          ------------------------------
governmental agency of any safety defect or noncompliance with any governmental safety standard or regulation or governmental emissions control or fuel economy standard or regulation or other applicable law relating to the New Vehicles, (a) negotiations with that governmental agency about the amount of civil penalties, fines or other monetary assessment, or a recall or notification campaign, and
(b) a decision on whether to challenge the findings of such, will be conducted or made solely by GM.

    7.10  GM Consultation with AMG. GM shall keep AMG fully informed of any
          ------------------------
representation before any governmental agency and any proceedings in that connection as well as any findings by any governmental agency and any negotiations and decisions by GM. If GM determines it is necessary to conduct a recall campaign involving the New Vehicle, GM and AMG will consult in good faith to determine the nature of any corrective action to be taken concerning the New Vehicle, and GM will issue whatever notification letters are required and conduct the recall campaign.

    7.11  Voluntary Recall Campaigns. If, as the result of field experience,
          --------------------------
test data or otherwise, either GM or AMG finds that there may be a safety or emissions related defect or noncompliance involving the New Vehicle, even though not involving an inquiry from or determination of any governmental agency, it will immediately notify the other party, whereupon GM, after consultation with AMG, will have the right to issue notification letters or conduct a voluntary recall campaign in connection therewith.

    7.12  Reports to Governmental Authorities.  GM will submit to the
          -----------------------------------
applicable governmental agency all reports and data applicable to the New Vehicles and required to be submitted under any applicable law. Any information reasonably necessary for such reports will be furnished to GM by AMG, and AMG will give reasonable assistance to GM in the preparation of such reports. GM will prepare all notices, bulletins and other communications to GM Authorized Dealers regarding any defects in the New Vehicles. GM will endeavor to keep AMG informed of, all information and reports and data filed with any governmental agency with respect to the New Vehicles and provide AMG with copies of all such materials upon AMG's request.

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                                   SECTION 8
                                   ---------

                           Product Liability Claims
                           ------------------------

    8.1   Indemnities.   GM and AMG shall each indemnify, defend and hold
          -----------
harmless the other from and against any liabilities, claims, and demands arising out of the death of or injury to any person or damage to any property alleged to have resulted from a defect in or malfunction of any of the New Vehicles, consistent with the provisions of this Section 8.

    8.2   Communication and Cooperation.   With respect to any actual,
          -----------------------------
potential or threatened product liability claim, action or proceeding relating to any New Vehicle, GM and AMG shall (i) communicate and cooperate with each other and, if required, with the appropriate insurance carrier, to the fullest extent reasonably possible in investigating the facts and circumstances surrounding the claim and in litigating the matter; (ii) refrain to the fullest extent reasonably possible from taking positions adverse to the interests of each other, and (iii) not, except in enforcement of any rights under this Agreement, institute any claim, action or proceeding, whether by cross-claim, third-party claim, interpleader or otherwise, against each other.

    8.3   Product Liability Insurance.   Recognizing that it would be
          ---------------------------
undesirable to rely upon third party practice or other legal actions to enforce each party's rights against the other under this Section 8, AMG has become and will continue to be, for as long as this Agreement is in effect, an additional insured under a GM Product Liability Program. GM shall be reimbursed for the costs associated with such insurance through a payment by AMG in the amount of $150.00 per New Vehicle assembled by AMG; provided, however, that GM shall be
                                          -----------------
fully responsible for any deductibles and/or self insured portion of such insurance. Upon AMG's written request, GM will furnish AMG with certificates of insurance verifying the relevant insurance coverages and identifying AMG as an additional insured.

    8.4   Non-Disclosure.  GM and AMG agree not to disclose to any third
          --------------
parties any information with respect to the arrangements set forth under this Section, unless required as a matter of law, in any judicial proceedings, or SEC or similar mandatory filings, without the prior written consent of the other party which shall not be unreasonably withheld.

    8.5   Management of Product Liability Lawsuits and Claims. Because AMG will
          ---------------------------------------------------
be an additional insured under the GM Product Liability Program, GM as between the parties shall have the right and responsibility to manage all lawsuits and all product liability claims relating to New Vehicles covered under this Agreement. GM shall have the right to select counsel to defend GM and AMG in product liability lawsuits and claims; provided, however, that GM shall consider in good faith any objections that AMG may have with regard to such counsel, including potential conflicts of interest between such counsel and AMG. GM shall have the right and responsibility to make all case decisions, including whether and when to settle and how much money to pay. The parties agree to work together to establish and develop appropriate procedures and practices to make sure that AMG is kept adequately informed on a current and timely basis regarding the status of any claims and lawsuits. In the event a product liability claim or lawsuit is brought against AMG relating to any New Vehicle, AMG shall as promptly as practicable in the circumstances forward to GM Legal Staff every summons and complaint and every other court document received by AMG and in no event shall AMG take any action for defense or settlement without the consent of the GM Legal Staff.

    8.6   Costs and Expenses for Investigation and Discovery.  The above
          ---------------------------------------------------
provisions notwithstanding, GM and AMG will bear their respective costs and expenses incurred in connection with cooperating during any investigation of claims and lawsuits, including those costs incurred for (i) searching for and producing any documents that may be called for during any discovery proceedings; (ii) answering any interrogatories or other discovery requests, including any interpreter costs, (iii) identifying any potential deponents or trial witnesses, (iv) producing any of their respective employees, retirees, consultants, or experts, for any deposition or trial testimony; and (v) producing any sample or component parts that may be necessary for analysis of any technical issues for any claim or lawsuit defense of any Vehicles covered under the terms of this Agreement.

    8.7   Uninsured or Uninsurable Excess Payments.  With respect to any
          ----------------------------------------
payments that may be necessary to satisfy any judgments that not covered by such insurance, the parties agree that responsibility for those payments shall be apportioned 100% to GM.


                                   SECTION 9

                             Term and Termination

    9.1   Term. Unless sooner terminated or extended in accordance with the
          -----
provisions hereof, this Agreement shall commence on the Effective Date and shall remain in effect through December 31, 2009. GM may, in its sole discretion, extend this Agreement for one or more years from the scheduled date of expiration by giving notice thereof to AMG not less than one year prior to the then-scheduled expiration. Promptly following receipt of such notice, AMG and GM shall negotiate in timely manner and in good faith any required adjustments (up or down) to the Assembly Fee to be received by AMG during the extension period.

    9.2   Term Adjustment. The above provision regarding the specific term of
          ---------------
this Agreement notwithstanding, the parties mutually acknowledge the potential for the timing of vehicle programs to be accelerated or delayed for a variety of reasons. The parties further acknowledge that it is their mutual intent for this Agreement to cover a expected production run of approximately 7 1/2 to 8 years beginning on a date to be mutually agreed upon by the parties. In this regard, the parties agree that, in the event the timing of the New Vehicle Launch is either accelerated or delayed, as the case may be, the term of this Agreement will be adjusted as necessary to achieve a 7 1/2 to 8 year production run. Additionally, in the event that GM fails to order a minimum of 5,000 New Vehicles (including derivatives thereof) during any calendar year, the parties shall promptly meet to identify and discuss the cause or causes for such low volume of orders and jointly develop and implement a mutually acceptable plan for going forward with the project contemplated herein, including the possible adjustment (up or down) of the term of this Agreement and/or an appropriate modification of the Assembly Fee specified in Exhibit D.

    9.3   Termination of this Agreement. Either party may immediately cancel
          -----------------------------
this Agreement in any of the following events: (a) the other party materially breaches this Agreement and fails to cure such breach within a commercially reasonable period of time under the circumstances following written notice; (b) the other party enters bankruptcy, receivership, liquidation, composition of creditors, dissolution or similar proceeding; or (c) a significant portion of the assets of the other party necessary for the performance of this Agreement becomes subject to attachment (unless cured within a commercially reasonable period of time), embargo or expropriation.

    9.4   Special Termination Rights.  GM may terminate this Agreement in
          ---------------------------
the event twenty percent (20%) or more of AMG becomes owned or controlled, directly or indirectly, by a competitor of GM in the business of manufacturing motor vehicles.

    9.5   No Termination for Convenience. Neither GM nor AMG shall have the
          -------------------------------
right to terminate this Agreement for convenience.

    9.6   Notice of Default. GM shall advise AMG immediately of the occurrence
          -----------------
of any of the events set forth in the preceding subsection 9.3 and AMG shall advise GM immediately of the occurrence of any of the events set forth in the preceding subsections 9.3 and 9.4.

    9.7   Pre-Existing Orders. Any bone fide customer order which may have been
          -------------------
taken by GM prior to any notice of termination hereunder shall not be affected by such termination, and upon GM's request, AMG shall utilize its reasonable best efforts to assist GM in the fulfillment of such order, including but not limited to the assembly of the New Vehicle contemplated therein.

    9.8   Sums Owing. Termination of this Agreement shall not release either
          ----------
party from payment of any sum which may be due and owing to the other party under the terms of this Agreement.

    9.9   Rights Following Termination or Expiration.  Termination or
          ------------------------------------------
expiration of this Agreement will not affect any liability which (a) has arisen prior to such termination or expiration; or (b) may arise after such termination or expiration based on transactions made prior to such termination or expiration, or any obligations which, from the context hereof, are intended to survive termination or expiration of this Agreement.

    9.10  Other Rights and Remedies. Upon the breach by either party hereto of
          -------------------------
any covenant or warranty hereunder, the party damaged by any such default or breach may, in its sole discretion, in addition to exercising any other remedies provided for hereunder, proceed in to protect and enforce its rights, to recover any damages to which it may be entitled (including all costs and expenses reasonably incurred in the exercise of its remedy), or to seek specific performance by the other party of such other party's obligations under this Agreement; provided, however, in no case shall either party be liable to
           -----------------
the other for indirect, special or consequential damages (subject to Section 4.3 of the Master Agreement).

                                  SECTION 10

                                 MISCELLANEOUS

    10.1  GM and AMG as Independent Contractors.  This Agreement does not
          -------------------------------------
constitute GM the agent or legal representative of AMG or AMG the agent or legal representative of GM for any purposes whatsoever. GM's personnel are not employees or agents of AMG and AMG's personnel are not employees or agents of GM. Except as otherwise provided herein, neither party has any authority to negotiate or enter into any agreement or contract or to make any promise, affirmation, description or representation or to create any obligation of any kind, or to incur any liability whatsoever, on behalf of the other party. Each party hereto will function as an independent contractor only and will have no interest in common with the other as part of any joint venture or partnership.

    10.2  Assignment. This Agreement shall not be assigned by either party
          -----------
without the prior written consent of the other party.

    10.3  Transactions After Termination. In the event either party has any
          ------------------------------
business relation with the other after termination of this Agreement, any such relation shall not be construed as a renewal of this Agreement or a waiver of such termination.

    10.4  Choice of Law. All disputes concerning the validity, interpretation,
          -------------
or performance of this Agreement and any of its terms or provisions, or of any rights or obligations of the parties hereto, shall be governed by and resolved in accordance with the laws of the State of Michigan, without regard to the principle of conflicts of law.

    10.5  Notices.  All notices under this Agreement shall be in writing
          -------
(letter, telex, facsimile, or telegram) and shall be effective when received by the addressee at its address indicated below.

                    Notices to AMG:  Paul J. Cafiero, Chief Financial Officer
                                             AM General Corporation
                                             105 North Niles Avenue
                                             South Bend, IN  46617


                    with a copy to:          Dennis A. Sadlowski, Vice President
                                              - Law
                                             The Renco Group, Inc.
                                             30 Rockefeller Plaza
                                             New York, New York  10112

                    Notices to GM:   Ken Lindensmith
                                             GM Truck Group
                                             MC: 483-621-175
                                             1919 Technology Drive
                                             Troy, Michigan  48083-4247

or to such other addresses as the parties may from time to time designate in writing.

    10.6  Waiver and Delay.   No waiver by either party of any breach or series
          ----------------
of breaches or defaults in performance by the other party, and no failure, refusal or neglect of either party to exercise any right, power or option given to it hereunder or to insist upon strict compliance with or performance of either party's obligations under this Agreement, shall constitute a waiver of the provisions of this Agreement with respect to any subsequent breach thereof or a waiver by either party of its right at any time thereafter to require exact and strict compliance with the provisions thereof.

    10.7  Successors and Assigns.  This Agreement shall be binding upon and
          ----------------------
inure to the benefit of the successors and assigns of the parties hereto, subject to the restrictions on assignment contained herein.

    10.8  Entire Agreement.  This Agreement together with all schedules and
          ----------------
exhibits attached hereto contains all of the terms and conditions agreed upon by the parties hereto with reference to the subject matter hereof. No other agreements, oral or otherwise, shall be deemed to exist or to bind either of the parties hereto, and all prior agreements and understandings are superseded hereby. This Agreement cannot be modified or changed except by written instrument signed by both of the parties hereto.

    10.9  Titles and Headings for Convenience.  Titles and headings used in
          -----------------------------------
this Agreement are for convenience only and shall not be deemed to affect the meaning or construction of any of the terms, provisions, covenants, or conditions of this Agreement.

    10.10 Severability. Nothing contained in this Agreement shall be construed
          ------------
as requiring the commission of any act contrary to law. If any tribunal or court of competent jurisdiction deems any provision hereof unenforceable, such provision shall be modified only to the extent necessary to render it enforceable and the remaining provisions shall remain in full force and effect.

    IN WITNESS WHEREOF, the parties hereto have caused two (2) copies this Agreement to be duly executed and delivered by their proper and duly authorized representatives effective as of the date first written above.


GENERAL MOTORS CORPORATION                   AM GENERAL CORPORATION



By: ___________________________              By: __________________________
Title: ________________________              Title: _______________________